EXHIBIT 99.1

FTS Group to Restate Financial Statements Beginning with its Form 10-KSB/A for the Year ended December 31, 2005 and all Subsequent 2006 Quarterly Filings to Comply with GAAP Issues Relating to Fair Value of Investment Instruments

TAMPA, FL--(MARKET WIRE)—April 26, 2007 -- FTS Group, Inc. (OTC BB:FLIP.OB - News) an acquisition and development Company, today announced that, upon further review of its prior financial statements, Management has concluded that it will restate its prior financial statements beginning with its 2005 Form 10-KSB/A and all subsequent quarterly filings through the third quarter of 2006. The restatement is necessary to bring the Company’s financial statements in compliance with GAAP accounting as it relates to issues surrounding the Fair Valuation of investment instruments such as warrants.

FTS Chairman and CEO Scott Gallagher commented "During the last 12 to 18 months, numerous GAAP accounting issues have been updated or modified by the APB, FASB and EITF to provide investors with additional information regarding the activities of publicly traded companies such as FTS Group. One of these issues is the need to provide a “Fair Value” calculation of outstanding financing instruments such as warrants and in some cases debt. We have spent the last six months consulting with industry associations and hired a professional consultant working for a company with more than $4 billion in annual sales to assure that our company complies with these new GAAP accounting requirements. In December of 2006 we restated our financial statements based on the belief we had correctly accounted for warrants relating to the issues raised in APB-14, FASB statement 133, EITF 00-19 and GAAP. Upon further review of the various accounting rules relating to the issue, we have determined that in order for us to comply with GAAP accounting we must restate certain filings to include fair value calculations of outstanding warrants. Therefore we will be restating our 2005 Form 10-KSB/A for the period ended December 31, 2005, our Form 10-QSB/A for the period ended March 31, 2006, our Form 10-QSB/A for the period ended June 30, 2006 and our Form 10-QSB/A for the period ended September 30, 2006. We have included the updated fair value information in our most recent 10-KSB/A filing for the period ended December 31, 2006. I would urge all investors to consult with a financial professional in order to understand how to read these complex financial issues and the impact of these non-cash charges and gains to our financial statements. The changes have no effect at all on the day to day operations of our company." Please carefully review the amended SEC filings as they become available for review at www.sec.gov.

This press release contains forward-looking statements that involve risks and uncertainties. The Company generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in its Form 10-KSB and other reports filed with the Securities and Exchange Commission. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and the Company's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

FTS Group, Inc. Contact
Scott Gallagher, CEO
215-688-2355
FTSGroup@aol.com